UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Evoke Pharma, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear Stockholder:

The annual meeting of stockholders of Evoke Pharma, Inc. will be held at our offices located at 420 Stevens Avenue, Suite 370, Solana Beach, California 92075 on May 27, 2020 at 8:30 a.m., local time, for the following purposes:

1.	To elect two directors for a three-year term to expire at the 2023 annual meeting of stockholders;
2.	To consider and vote upon the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
3.

To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

4.	To transaction such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our board of directors has fixed the close of business on March 31, 2020 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Accompanying this notice is a proxy card. Whether or not you expect to attend our annual meeting, please complete, sign and date the enclosed proxy card and return it promptly, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the enclosed proxy card. If you plan to attend our annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

David A. Gonyer, R.Ph. President, Chief Executive Officer and Director

Solana Beach, California
April 14, 2020

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

Important Notice Related to COVID-19 and Potential Virtual Meeting:  Although we currently intend to hold our annual meeting in person, we are sensitive to the public health and travel concerns stockholders may have and the protocols that federal, state, and local governments have and may impose in light of the difficulties related to COVID-19. In the event we determine that we need to conduct our annual meeting by means of remote communication, we will announce the change and provide instructions on how stockholders can participate in the annual meeting via the filing of additional soliciting materials with the Securities and Exchange Commission and via our website. Please check our website at www.evokepharma.com under “Investor Relations” one week prior to the annual meeting.

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PROXY STATEMENT FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 27, 2020

The board of directors of Evoke Pharma, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on May 27, 2020 at 8:30 a.m., local time, at our offices, located at 420 Stevens Avenue, Suite 370, Solana Beach, California 92075. If you need directions to the location of the annual meeting, please contact us at (858) 345-1494.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 27, 2020

This proxy statement and our annual report are available electronically at http://www.proxydocs.com/EVOK.

Important Notice Related to COVID-19 and Potential Virtual Meeting:  Although we currently intend to hold our annual meeting in person, we are sensitive to the public health and travel concerns stockholders may have and the protocols that federal, state, and local governments have and may impose in light of the difficulties related to COVID-19. In the event we determine that we need to conduct our annual meeting by means of remote communication, we will announce the change and provide instructions on how stockholders can participate in the annual meeting via the filing of additional soliciting materials with the Securities and Exchange Commission and via our website. Please check our website at www.evokepharma.com under “Investor Relations” one week prior to the annual meeting.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2020 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about April 14, 2020 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on March 31, 2020 are entitled to vote at the annual meeting. On this record date, there were 24,456,914 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

What am I voting on?

There are three proposals scheduled for a vote:

Proposal 1: To elect two directors for a three-year term to expire at the 2023 annual meeting of stockholders;

•	Kenneth J. Widder, M.D.
•	David A. Gonyer, R.Ph.

Proposal 2: Ratification of the appointment of BDO USA, LLP as our independent registered public accountants for the year ending December 31, 2020.

Proposal 3: To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or SEC.

How many votes do I have?

Each share of our common stock that you own as of March 31, 2020 entitles you to one vote.

How do I vote by proxy?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. With respect to the ratification of the appointment of BDO USA, LLP as our independent registered public accountants, you may vote “For” or “Against” or abstain from voting. With respect to the advisory vote on the compensation of our named executive officers, you may vote “For” or “Against” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

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By Mail: You may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares, as permitted, will be voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

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Via the Internet: You may vote at www.proxypush.com/EVOK, 24 hours a day, seven days a week. Have your proxy card available when you enter the website and use the Company Number and Account Number shown on your proxy card. Votes submitted through the Internet must be received by 11:59 p.m., Eastern Time, on May 26, 2020.

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By Telephone: You may vote using a touch-tone telephone by calling 1-855-686-4811, 24 hours a day, seven days a week. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 26, 2020.

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In Person: You may still attend the meeting and vote in person even if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot at the annual meeting. If we decide to hold the annual meeting virtually by remote communication, you will be able to vote during the meeting by following the instructions we will provide (if necessary) via additional soliciting materials we file with the Securities and Exchange Commission.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date,

•	you may notify our corporate secretary, Matthew J. D’Onofrio, in writing before the annual meeting that you have revoked your proxy, or

•	you may vote in person at the meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of March 31, 2020, or 12,228,458 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The two nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of BDO USA, LLP must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Proposal 3: Approval of the Compensation of the Named Executive Officers. The approval, on an advisory basis, of the compensation of the named executive officers must receive “For” votes from the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting.

Voting results will be tabulated and certified by Mediant Communications LLC.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of BDO USA, LLP as our independent registered public accounting firm, and whether our stockholders have approved the compensation of the named executive officers. However, because the election of directors is determined by a plurality of votes cast, abstentions will not be counted in determining the outcome of such proposal.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors and the advisory vote to approve the compensation of the named executive officers, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of BDO USA, LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of this proposal.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email. We will not pay our directors, officers or other employees any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2019 that we filed with the SEC, we will send you one without charge. Please write to:

Evoke Pharma, Inc.

420 Stevens Avenue, Suite 370

Solana Beach, CA 92075

Attn: Corporate Secretary

All of our SEC filings are also available free of charge in the investor relations section of our website at www.evokepharma.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. The current term of the company’s Class I directors, Kenneth J. Widder, M.D. and David A. Gonyer, R.Ph., will expire at the 2020 annual meeting.

The nominees for Class I director for election at the 2020 annual meeting are Kenneth J. Widder, M.D. and David A. Gonyer, R.Ph.  If Dr. Widder and Mr. Gonyer are elected at the 2020 annual meeting, such individuals will be elected to serve for a term of three years that will expire at our 2023 annual meeting of stockholders and until such individual’s successor is elected and qualified.

If no contrary indication is made, proxies in the accompanying form will be voted for the nominees, or in the event that any nominee is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy.  Dr. Widder and Mr. Gonyer are currently members of our board of directors.

All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described below under “Director Nominations Process.”  Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:

Nominees for Election to the Board of Directors

For a Three-Year Term Expiring at the

2023 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with Evoke Pharma, Inc.
Kenneth J. Widder, M.D.	67	Director
David A. Gonyer, R.Ph.	56	President, Chief Executive Officer and Director

Kenneth J. Widder, M.D. has served as a member of our board of directors since June 2007. Dr. Widder has 39 years of experience working with biomedical companies.  Dr. Widder was a General Partner with Latterell Venture Partners and serves on the boards of Quidel Corporation, OrphoMed Inc., Sydnexis, Inc., Vision of Children, and the San Diego Museum of Art. Dr. Widder has founded seven companies and was Chairman and Chief Executive Officer of five of these companies. His last company, Sytera Inc., merged with Sirion Therapeutics, an ophthalmology specialty pharmaceutical company.  Prior to Sytera, Dr. Widder co-founded and was the initial Chief Executive Officer of NovaCardia, Inc., a company acquired by Merck & Co., Inc.  Prior to NovaCardia, Dr. Widder founded and was Chairman and Chief Executive Officer of Santarus, Inc., which was acquired by Salix Pharmaceuticals in 2013.  Additionally, Dr. Widder was Chairman and Chief Executive Officer of Converge Medical, Inc., a medical device company developing a suture-less anastomosis system for vein grafts in coronary bypass surgery.  Dr. Widder started his career as a founder, Chairman and Chief Executive Officer of Molecular Biosystems, where he was responsible for the development and approval of AlbunexR and OptisonR, the first two ultrasound contrast agents to be approved in the United States.  Dr. Widder is an inventor on over 30 patents and patent applications and has authored or co-authored over 25 publications.  Dr. Widder holds an M.D. from Northwestern University and trained in pathology at Duke University.  Dr. Widder’s extensive knowledge of our business and history, experience as a board member of multiple publicly-traded and privately-held companies and expertise in developing and financing contributed to our board of directors’ conclusion that he should serve as a director of our company.

David A. Gonyer, R.Ph. is one of our co-founders and has served as our President and Chief Executive Officer and as a member of our board of directors since March 2007. From 2004 to 2007, Mr. Gonyer served as Vice President, Strategic and Product Development of Medgenex, Inc., a subsidiary of Victory Pharma, Inc., a biopharmaceutical company focused on acquiring, developing and marketing products to treat pain and related conditions. From 2000 to 2004, Mr. Gonyer was a founder and Vice President of Sales and Marketing at Xcel Pharmaceuticals, Inc., a specialty pharmaceutical company focused on neurological disorders. From 1996 to 2000, Mr. Gonyer served as Director of Marketing at Elan/Dura Pharmaceuticals, Inc. From 1987 to 1996, Mr. Gonyer held a broad range of management positions in commercial operations, alliance/partnership management, and regional sales at Eli Lilly & Company. Mr. Gonyer served as a member of the board of directors of Signal Genetics, Inc., a publicly-traded, commercial stage, molecular diagnostic company focused on providing innovative diagnostic services prior to its merger with miRagen Therapeutics in 2017 and Neurelis, Inc., a privately held neurological specialty pharmaceutical company. Mr. Gonyer is a Registered Pharmacist and holds a B.Sc. in Pharmacy from Ferris State University School of Pharmacy. As one of our co-founders and having served as our Chief Executive Officer since March 2007, Mr. Gonyer’s extensive knowledge of our business, as well as 33 years of experience in the pharmaceutical industry, including executive leadership in several pharmaceutical companies, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2021 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with Evoke Pharma, Inc.
Cam L. Garner	71	Chairman of the Board of Directors
Todd C. Brady, M.D., Ph.D.	48	Director

Cam L. Garner is one of our co-founders and has served as Chairman of our board of directors since June 2007. Mr. Garner has co-founded specialty pharmaceutical companies Zogenix, Inc., Cadence Pharmaceuticals, Inc., Somaxon Pharmaceuticals, Inc., Elevation Pharmaceuticals, Inc., DJ Pharma, Verus Pharmaceuticals, Inc., Xcel Pharmaceuticals, Inc., Meritage Pharma, Inc.,

Oncternal Therapeutics, Inc., Kalyra Pharmaceuticals, Inc., OrPro Therapeutics, Inc., Alastin Skincare, Inc. and Zavante Therapeutics, Inc.  He currently serves as Chairman of Zogenix, Alastin and OrPro. Mr. Garner served as Chairman of Xcel Pharmaceuticals until it was acquired in March 2005 by Valeant Pharmaceuticals International, DJ Pharma until it was sold to Biovail in 2000, Elevation Pharmaceuticals until it was acquired by Sunovion Pharmaceuticals Inc. in September 2012, Cadence Pharmaceuticals until it was acquired by Mallinckrodt plc in March 2014, and Meritage Pharma until it was acquired by Shire plc in February 2015 and Zavante Inc. until it was acquired by Nabriva in July 2018.  He also served as a director of Aegis Therapeutics until it was acquired by Neurelis, Inc. in December 2018.  Mr. Garner was Chief Executive Officer of Dura Pharmaceuticals, Inc. from 1989 to 1995 and its Chairman and Chief Executive Officer from 1995 until it was sold to Elan in November 2000. Mr. Garner earned his B.A. in Biology from Virginia Wesleyan College and an M.B.A. from Baldwin-Wallace College. As one of our co-founders and having served as our Chairman since June 2007, Mr. Garner’s extensive knowledge of our business and history, experience as a board member of multiple publicly-traded and privately-held companies, and expertise in developing, financing and providing strong executive leadership to numerous biopharmaceutical companies contributed to our board of directors’ conclusion that he should serve as a director of our company.

Todd C. Brady, M.D., Ph.D., has served as a member of our board of directors since June 2007. Dr. Brady currently serves as Chief Executive Officer, President, and Director of Aldeyra Therapeutics, Inc., a publicly-traded biotechnology company. Dr. Brady was appointed President and Chief Executive Officer of Aldeyra Therapeutics in 2012, having been a member of the board of directors since 2005. Prior to Aldeyra, Dr. Brady served as Entrepreneur in Residence at Domain Associates, LLC, a leading healthcare venture capital firm, where he was a Principal from 2004 to 2013. Dr. Brady also serves on the board of directors of Spring Bank Pharmaceuticals, Inc., a publicly-traded biotechnology company.  Dr. Brady holds an M.D. from Duke University Medical School, a Ph.D. from Duke University Graduate School, and an A.B. from Dartmouth College.  Dr. Brady’s extensive knowledge of our business and history, experience as a board member of multiple companies, and expertise in strategic development contributed to our board of directors’ conclusion that he should serve as a director of our company.

Term Expiring at the

2022 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with Evoke Pharma, Inc.
Malcolm R. Hill, Pharm.D.	63	Director
Ann D. Rhoads	54	Director

Malcolm R. Hill, Pharm.D. has served as a member of our board of directors since June 2007. Dr. Hill has more than 30 years of academic and pharmaceutical industry experience in new product assessment and clinical trial design and execution, with a special emphasis in gastroenterology, respiratory medicine, and drug delivery systems. Since June 2016, Dr. Hill has served as the Chief Development Officer at PvP Biologics, a biotechnology company.   Prior to joining PvP Biologics, Dr. Hill was Chief Scientific Officer at Meritage Pharma from 2008 through February 2015 focusing on novel treatments for eosinophilic esophagitis, when it was acquired by Shire.  Prior to joining Meritage, Dr. Hill was Senior Vice President of Research and Development at Verus Pharmaceuticals, Inc. where he was responsible for various development-stage programs.  Dr. Hill was a member of the senior management team at Dura Pharmaceuticals, Inc., where he served as a vice president and corporate officer. Dr. Hill was a Partner at Propharmacon, LLC, a product development and regulatory consulting company for clients with pharmaceutical products in every stage of the development cycle.  Dr. Hill’s academic career includes his position at the National Jewish Medical and Research Center, and he has also served as an assistant professor in the Schools of Medicine and Pharmacy at the University of Colorado. Dr. Hill has published more than 80 articles on the topics of clinical pharmacology and pharmacokinetics and the treatment of pediatric asthma and related conditions. Dr. Hill earned his Pharm.D. from the University of Southern California and completed a post-doctoral program at the Veterans Administration Medical Center, San Diego, as well as a research fellowship in the Schools of Medicine and Pharmacy at the University of Florida Health Sciences Center. Dr. Hill’s experience as a founder of a private pharmaceutical firms, strong background in clinical and product development and substantial knowledge of the pharmaceutical industry contributed to our board of directors’ conclusion that he should serve as a director of our company.

Ann D. Rhoads has served as a member of our board of directors since June 2013.  Ms. Rhoads is Chief Financial Officer of Forty Seven, Inc., a publicly-traded biotechnology company, and has served in that capacity since March 2018.  From 2010 to January 2017, Ms. Rhoads was Executive Vice President and Chief Financial Officer of Zogenix, Inc., a publicly-traded pharmaceutical company.  From 2000 through the end of 2009, Ms. Rhoads served as the Chief Financial Officer of Premier, Inc.  From 1998 to 2000, she was Vice President, Strategic Initiatives at Premier, Inc., and from 1993 to 1998, she was an investment professional with The Sprout Group, an institutional venture capital firm.  Ms. Rhoads holds a B.S. in Finance from the University of Arkansas and an M.B.A. from the Harvard Graduate Business School.  Ms. Rhoads also serves on the board of directors of Globus Medical Inc.  and previously served on the board of directors of Iridex Corporation and Novellus Systems, Inc.  Ms. Rhoads’ experience as the chief financial officer of a publicly-traded biotech and pharmaceutical company, and as a member of the board of directors of a publicly-traded company, brings to our board of directors and the committees of our board of directors valuable financial skills and expertise, which qualify her to serve as an “audit committee financial expert” on the audit committee, and significant executive management experience and leadership skills, as well as a strong understanding of corporate governance principles, all of which contributed to our board of directors’ conclusion that she should serve as a director of our company.

Board Independence

Our board of directors has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq Stock Market LLC, or Nasdaq, listing standards, except for David A. Gonyer, R.Ph., our President and Chief Executive Officer.

Board Leadership Structure

Our board of directors is currently led by its chairman, Cam L. Garner. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow. We separate the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the chairman of the board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the company.

The Board’s Role in Risk Oversight

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.

Board of Directors Meetings

During 2019, our board of directors met six times. In that year, each director attended at least 75% of the total number of meetings held during such director’s term of service by the board of directors and each committee of the board of directors on which such director served except for Dr. Widder, who attended 67% of such meetings.

Committees of the Board of Directors

We have three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Corporate Governance section of our website at www.evokepharma.com.

Audit Committee

The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. This committee’s responsibilities include, among other things:

•	selecting and engaging our independent registered public accounting firm;
•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;
•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;
•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;
•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;
•	preparing the report that the SEC requires in our annual proxy statement;
•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics; and
•	reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.

The members of our audit committee are Ms. Rhoads, Dr. Brady and Dr. Widder. Ms. Rhoads serves as the chairperson of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Capital Market. Our board of directors has determined that Ms. Rhoads is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations. Our board of directors has determined each of Ms. Rhoads, Dr. Brady and Dr. Widder is independent under the applicable rules of the SEC and the Nasdaq Capital Market.  The audit committee met four times during 2019.  The audit committee is governed by a written charter that satisfies the applicable standards of the SEC and the Nasdaq Capital Market.  The charter is available to stockholders on our website at www.evokepharma.com.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and recommends corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and recommends to our board of directors the compensation of these officers based on such evaluations. The compensation committee also recommends to our board of directors the issuance of stock options and other awards under our equity plan. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The members of our compensation committee are Mr. Garner, Dr. Brady and Ms. Rhoads. Mr. Garner serves as the chairman of the committee. Our Board has determined that each of Mr. Garner, Dr. Brady and Ms. Rhoads is independent under the applicable rules and regulations of the Nasdaq Capital Market, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.  The compensation committee met four times during 2019.  The compensation committee is governed by a written charter, which the compensation committee reviews and evaluates at least annually.  The charter is available to stockholders on our website at www.evokepharma.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters.

The members of our nominating and corporate governance committee are Drs. Hill and Widder. Dr. Hill serves as the chairman of the committee. Our board has determined that Drs. Hill and Widder are independent under the applicable rules and regulations of the Nasdaq Capital Market relating to nominating and corporate governance committee independence. The nominating and corporate governance committee met one time during 2019. The nominating and corporate governance committee is governed by a written charter that is available to stockholders on our website at www.evokepharma.com.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

We have reviewed and discussed with BDO USA, LLP our audited financial statements. We discussed with BDO USA, LLP the overall scope and plans of their audits. We met with BDO USA, LLP, with and without management present, to discuss results of its examinations, and the overall quality of the company’s financial reporting.

We have reviewed and discussed with BDO USA, LLP matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard 1301 “Communications with Audit Committees.” We have received from BDO USA, LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the audit committee concerning independence. We have discussed with BDO USA, LLP matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with BDO USA, LLP’s independence.  The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements.  The audit committee relies, without independent verification, on the accuracy and integrity of the information provided and representations made by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2019. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of BDO USA, LLP as the company’s independent registered public accounting firm for 2020.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors

Ann D. Rhoads (Chairperson)

Todd C. Brady, M.D., Ph.D.

Kenneth J. Widder, M.D.

Compensation Committee Interlocks and Insider Participation

Mr. Garner, Dr. Brady and Ms. Rhoads served on our compensation committee during 2019. None of the members of our compensation committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating and corporate governance committee will consider, among other things, the following factors:

•	personal and professional integrity, ethics and values;
•	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;
•	development or commercialization experience in large pharmaceutical companies;
•	experience as a board member or executive officer of another publicly-held company;
•	strong finance experience;
•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;
•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience;
•	conflicts of interest; and
•	practical and mature business judgment.

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Other than the foregoing criteria for director nominees, the nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. The nominating and corporate governance committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the company and its stockholders. The nominating and corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq qualification standards. The nominating and corporate governance committee also believes it is appropriate for our President and Chief Executive Officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nominating and corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board of directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee may identify the desired skills and experience of a new nominee in light of the criteria above, in which case, the nominating and corporate governance committee would generally poll our board of directors and members of management for their recommendations. The nominating and corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating and corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our board of directors. To date, the nominating and corporate governance committee has not utilized third-party search firms to identify director candidates. The nominating and corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating and corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary and provide such information about the stockholder and the proposed candidate as is set forth in our amended and restated bylaws and as would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. In order to give the nominating and corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2021 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. All of the board members attended the 2019 annual meeting of stockholders.

Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary at Evoke Pharma, Inc., 420 Stevens Avenue, Suite 370, Solana Beach, California 92075. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter are available, free of charge, on our website at www.evokepharma.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Evoke Pharma, Inc., Attention: Corporate Secretary, 420 Stevens Avenue, Suite 370, Solana Beach, California 92075.

Director Compensation

The following table sets forth information for the year ended December 31, 2019 regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our board of directors during 2019.  Employees of our company who also serve as a director do not receive additional compensation for their performance of services as a director.

Director	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		All Other Compensation ($)	Total ($)
Cam Garner	65,000	21,337	(2)	—	86,337
Todd C. Brady, M.D., Ph.D.	46,166	19,349	(3)	—	65,515
Scott L. Glenn	14,663	—	(4)	—	14,663
Malcolm R. Hill, Pharm.D.	42,913	18,496	(5)	—	61,409
Ann D. Rhoads	52,500	20,772	(6)	—	73,272
Kenneth J. Widder, M.D.	45,500	19,349	(7)	—	64,849

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2019 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718.  Assumptions used in the calculation of these amounts are included in Note 5 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020.  As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  These amounts do not reflect the actual economic value that will be realized by the director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options

(2)

Represents options to purchase 37,500 shares of our common stock granted to Mr. Garner for service as a member of our board of directors.  The shares subject to this award vest on the first anniversary of the grant date, provided Mr. Garner continues to provide services to us through such date.

(3)

Represents options to purchase 34,000 shares of our common stock granted to Dr. Brady for service as a member of our board of directors.  The shares subject to this award vest on the first anniversary of the grant date, provided Dr. Brady continues to provide services to us through such date.

(4)	Mr. Glenn received no options in 2019 as he resigned from the board of directors on May 2, 2019.
(5)

Represents options to purchase 32,500 shares of our common stock granted to Dr. Hill for service as a member of our board of directors.  The shares subject to this award vest on the first anniversary of the grant date, provided Dr. Hill continues to provide services to us through such date.

(6)

Represents options to purchase 36,500 shares of our common stock granted to Ms. Rhoads for service as a member of our board of directors.  The shares subject to this award vest on the first anniversary of the grant date, provided Ms. Rhoads continues to provide services to us through such date.

(7)

Represents options to purchase 34,000 shares of our common stock granted to Dr. Widder for service as a member of our board of directors.  The shares subject to this award vest on the first anniversary of the grant date, provided Dr. Widder continues to provide services to us through such date.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of December 31, 2019 by each non-employee director who was serving as of December 31, 2019.

Director	Options Exercisable at December 31, 2019(a)	Options Unexercisable at December 31, 2019(a)
Cam Garner	94,000	75,000
Todd C. Brady, M.D., Ph.D.	89,000	68,000
Malcolm R. Hill, Pharm.D.	84,000	64,000
Ann D. Rhoads	94,000	73,000
Kenneth J. Widder, M.D.	89,000	68,000
(a)

The annual grants awarded in 2018 vested in April 2019, but will not be exercisable prior to the first to occur of (1) the date on which the company receives marketing approval from the U.S. Food and Drug Administration, or FDA, of Gimoti (metoclopramide nasal spray), (2) the second anniversary of the date of grant, or (3) immediately prior to the consummation of a change in control (as defined in our 2013 Equity Incentive Award Plan).  The board of directors may, in its sole discretion, remove the exercisability restrictions applicable to these awards in connection with or following a director's death, disability, or termination of service.

For the year ended December 31, 2019, each non-employee director received $40,000 for his or her service.  Additionally, the chair of our board of directors received an annual cash retainer of $20,000, the chair of the audit committee received an additional annual cash retainer of $10,000, the chair of the compensation committee received an additional annual cash retainer of $5,000 and the chair of the nominating and corporate governance committee received an additional annual cash retainer of $3,500. Audit committee members received an additional cash retainer of $3,750, compensation committee members received an additional annual cash retainer of $2,500 and nominating and corporate governance committee members received an additional annual cash retainer of $1,750.

Each non-employee director who is newly elected or appointed to the board of directors will receive an initial grant of options to purchase 18,000 shares of our common stock, vesting in three equal annual installments on each of the first three anniversaries of the date of grant, upon such election or appointment to the board of directors.  In addition, commencing in 2019, non-employee directors received annual grants of options on the date of each annual meeting of stockholders as follows:  each non-employee director, options to purchase 30,000 shares; chair of our board of directors, an additional grant of options to purchase 5,000 shares; chair of the audit committee, an additional grant of options to purchase 5,000 shares; chair of the compensation committee and chair of the nominating and corporate governance committee, an additional grant of options to purchase 2,500 shares; member of the audit committee, an additional grant of options to purchase 2,500 shares; and member of the compensation committee and the nominating and corporate governance committee, an additional grant of options to purchase 1,500 shares.  All of the annual grants will vest on the first anniversary of the date of grant.

Effective February 2020, our board of directors amended the compensation program for our non-employee directors.  Under the amended program, the cash payments to the non-employee directors remained the same, but the annual grants of options on the date of each annual meeting of stockholders, commencing with the 2020 annual meeting, were modified as follows: each non-employee director, options to purchase 50,000 shares; chair of our board of directors, an additional grant of options to purchase 10,000 shares; chair of the audit committee, an additional grant of options to purchase 8,000 shares; chair of the compensation committee, an additional grant of options to purchase 7,500 shares; chair of the nominating and corporate governance committee, an additional grant of options to purchase 4,000 shares; member of the audit committee, an additional grant of options to purchase 4,000 shares; member of the compensation committee, an additional grant of options to purchase 3,750 shares; and member of the nominating and corporate governance committee, an additional grant of options to purchase 2,000 shares. All of the annual grants will vest on the first anniversary of the date of grant.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the two nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF KENNETH J. WIDDER, M.D., AND DAVID A. GONYER, R.PH. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected BDO USA, LLP as the company’s independent registered public accountants for the year ending December 31, 2020 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. BDO USA, LLP has audited the company’s financial statements for the years ended December 31, 2013 through December 31, 2019. Representatives of BDO USA, LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of BDO USA, LLP as the company’s independent registered public accountants is not required by Delaware law, the company’s amended and restated certificate of incorporation, or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain the firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

The following table represents aggregate fees billed to us for services related to the years ended December 31, 2019 and 2018, by BDO USA, LLP as our independent registered public accounting firm:

	Fiscal Years Ended December 31,
	2019	2018
Audit Fees(1)	$148,919	$142,594
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees	—	—
	$148,919	$142,594

(1)

Audit Fees consist of fees billed for professional services performed by BDO USA, LLP for the audit of our annual financial statements, the quarterly review of our financial statements and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit Related Fees consist of fees billed by BDO USA, LLP for assurance and related services that are reasonably related to the performance of the audit of our financial statements. There were no such fees incurred during 2019 or 2018.

(3)	Tax Fees consist of fees for professional services, including tax consulting and compliance performed by BDO USA, LLP. There were no such fees incurred during 2019 or 2018.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of BDO USA, LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2019 and 2018. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of BDO USA, LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

PROPOSAL 3
APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, our stockholders are entitled to vote at the annual meeting to provide advisory approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our board of directors.

Although the vote is non-binding, our compensation committee and board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. We urge stockholders to read the Executive Compensation and Other Information section of this proxy statement, which describes in detail our executive compensation.

Consistent with the preference of our stockholders as reflected in our prior non-binding advisory vote on the frequency of future say-on-pay votes, we will hold a say-on-pay advisory vote each year unless otherwise disclosed.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that Evoke Pharma, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Evoke Pharma, Inc.’s Proxy Statement for the 2020 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Executive Compensation and Other Information, the 2019 Summary Compensation Table and the other related tables and disclosure.”

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to approve the advisory vote regarding the compensation of the named executive officers. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2020 by:

•	each of our named executive officers;
•	each of our directors;
•	all of our executive officers and directors as a group; and
•	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 24,456,914 shares of common stock outstanding on March 31, 2020. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 31, 2020 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Evoke Pharma, Inc., 420 Stevens Avenue, Suite 370, Solana Beach, CA 92075.  We believe, based on information provided to us that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percent of Total
5% or Greater Stockholders
Funds affiliated with LVP GP III, LLC(1)	2,088,579	8.54%

Executive Officers and Directors
David A. Gonyer, R.Ph.(2)	728,360	2.93%
Matthew J. D'Onofrio(3)	565,690	2.28%
Marilyn R. Carlson, D.M.D., M.D.(4)	237,678	*
Cam L. Garner(5)	504,605	2.05%
Todd C. Brady, M.D., Ph.D.(6)	161,000	*
Malcolm R. Hill, Pharm.D.(7)	167,250	*
Ann D. Rhoads(8)	167,000	*
Kenneth J. Widder, M.D.(9)	157,000	*
All executive officers and directors as a group (8 persons)(10)	2,688,583	10.27%

*	Less than 1%
(1)

Includes 1,937,983 shares held by LVP Life Science Ventures III, L.P., 96,897 shares held by LVP III Associates, L.P., 48,449 shares held by LVP III Partners, L.P., and 5,250 shares held by LVPMC, LLC. LVP GP III, LLC is the general partner of LVP Life Science Ventures III, L.P., LVP III Associates, L.P. and LVP III Partners, L.P. Patrick F. Latterell, Stephen M. Salmon and James N. Woody, the members of LVPMC, LLC and LVP GP III, LLC, share voting and investment power with respect to these shares. Each member disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Information regarding these shares is based on the Schedule 13G/A filed by these entities with the SEC on January 17, 2019.  The address for LVP GP III, LLC is 2603 Camino Ramon, Suite 200, San Ramon, California 94583.

(2)	Includes 408,816 shares Mr. Gonyer has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of March 31, 2020.
(3)	Includes 301,931 shares Mr. D’Onofrio has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of March 31, 2020.
(4)	Includes 206,040 shares Dr. Carlson has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of March 31, 2020.

(5)

Includes (a) 235,605 shares held by Garner Investments, L.L.C., of which Mr. Garner is the managing member, (b) 100,000 shares held by The Garner Family Foundation of which Mr. Garner is Director, Secretary and Chief Financial Officer, and (c) 169,000 shares that Mr. Garner has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of March 31, 2020.

(6)	Includes 157,000 shares Dr. Brady has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of March 31, 2020.
(7)	Includes 148,000 shares that Dr. Hill has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of March 31, 2020.
(8)	Includes 167,000 shares that Ms. Rhoads has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of March 31, 2020.
(9)	Includes 157,000 shares that Dr. Widder has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of March 31, 2020.
(10)	Includes 1,714,787 shares of common stock subject to outstanding options which are immediately exercisable within 60 days of March 31, 2020.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth certain information about our executive officers as of March 31, 2020:

Name	Age	Position
David A. Gonyer, R.Ph.	56	President, Chief Executive Officer and Director
Matthew J. D’Onofrio	50	Executive Vice President, Chief Business Officer, Secretary & Treasurer
Marilyn R. Carlson, D.M.D., M.D.	72	Chief Medical Officer

The biography of David A. Gonyer, R.Ph., can be found under “Proposal 1 – Election of Directors.”

Matthew J. D’Onofrio is one of our co-founders and has served as our Executive Vice President, Chief Business Officer, Secretary and Treasurer since 2010 and as our Executive Vice President, Corporate Development, Secretary and Treasurer since March 2007. Mr. D’Onofrio has over 28 years of experience in both large and small pharmaceutical firms. Prior to founding Evoke, Mr. D’Onofrio was Vice President, Business Development for Victory Pharma, a specialty pharmaceutical company based in San Diego. Mr. D’Onofrio was previously Director and Head of West Coast Business Development at Vertex Pharmaceuticals, Incorporated, a biotechnology company, directing partnership efforts associated with the La Jolla research facility as well as other corporate assets. Mr. D’Onofrio also held various commercial roles of increasing responsibility over a decade at Eli Lilly & Company, including significant experience in worldwide corporate business development.  Mr. D’Onofrio earned a B.S. in Chemistry from San Diego State University and an M.B.A. from the University of Southern California.

Marilyn R. Carlson, D.M.D., M.D., has served as our Chief Medical Officer since December 2013.  Dr. Carlson has worked closely with Evoke as an outside consultant since the company was founded in 2007.  Dr. Carlson has been the key clinical and regulatory expert for Evoke through the entire development of Gimoti™, including all clinical trials conducted in support of the drug for patients with gastroparesis. She has also participated in all of Evoke's meetings with FDA. Prior to joining Evoke, in 2012 Dr. Carlson helped found Agility Clinical, Inc., a contract research organization focused on the support of virtual companies, start-up companies and companies with orphan drugs. From 2004 to 2012, Dr. Carlson served as Vice President, Medical and Regulatory Affairs at Synteract, Inc., a clinical research organization, where she was responsible for safety surveillance, medical monitoring and regulatory submissions, among other duties. In 2004, Dr. Carlson founded and served as President of entreMeDica, Inc., a consulting firm offering chief medical officer services to biotechnology and life sciences companies with marketed products and products in development in a variety of therapeutic areas.  Dr. Carlson also served as Vice President, Medical/Regulatory and Chief Medical Officer at Prometheus Laboratories Inc. from 2000 to 2004 and as Vice President, Clinical and Medical Affairs and Chief Medical Officer at Advanced Corneal Systems (now ISTA Pharmaceuticals) in 2000. Before that, Dr. Carlson worked at XOMA (US) LLC as Vice President, Clinical and Medical Affairs from 1999 to 2000 and as Medical Director from 1997 to 1999. From 1991 to 1997, Dr. Carlson held positions in clinical research, medical affairs and technical brand management at Procter & Gamble (P&G) Healthcare and P&G Pharmaceuticals. Prior to joining P&G, Dr. Carlson held academic and clinical positions at Case Western Reserve University, Western Reserve Geriatric Education Center and the MetroHealth Medical Center in Cleveland, Ohio. She holds a B.A. from Hunter College of the City University of New York, a D.M.D. from the Harvard School of Dental Medicine and an M.D. from Case Western Reserve University School of Medicine, completed an internal medicine residency at The Cleveland Clinic Foundation and holds a certification in regulatory affairs.

Overview

This Executive Compensation section provides information about the material components of our executive compensation program for our “named executive officers,” consisting of the following persons:

•	David A. Gonyer, R.Ph., our President and Chief Executive Officer;
•	Matthew J. D’Onofrio, our Executive Vice President, Chief Business Officer, Secretary and Treasurer; and
•	Marilyn R. Carlson, D.M.D., M.D., our Chief Medical Officer.

Summary Compensation Table

The following table shows information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2019 and 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total $

David A. Gonyer, R.Ph.	2019	475,000	130,625	525,053	50,909	1,181,587
President and Chief Executive Officer	2018	450,000	236,250	411,255	46,808	1,144,313

Matthew J. D'Onofrio	2019	372,000	92,070	353,784	34,288	852,142
Executive Vice President, Chief	2018	357,000	168,682	274,170	31,543	831,395
Business Officer, Secretary and Treasurer

Marilyn R. Carlson, D.M.D., M.D.	2019	352,000	77,440	294,999	23,509	747,948
Chief Medical Officer	2018	337,000	141,540	228,475	22,832	729,847

(1)	Amounts shown represent performance bonuses earned for 2019 and 2018, which were each paid in cash during the first quarter of 2020 and 2019, respectively.
(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2019 and 2018 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 5 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. For 2019, the amounts include the incremental fair value of the options granted during 2019 to the named executive officers pursuant to the option exchange program. As a result of the option exchange, the incremental fair value compared to the surrendered date fair value of the surrendered options for each of our named executive officers was as follows: Mr. Gonyer, $27,420; Mr. D’Onofrio, $22,029; and Dr. Carlson, $18,536.

(3)

Amount shown represents the cost of company-paid health insurance premiums (in the case of Mr. Gonyer and Mr. D’Onofrio) and reimbursement for health insurance benefits (in the case of Dr. Carlson) during 2019 and 2018.

Narrative Disclosure to Compensation Tables

Employment Agreements

Employment Agreements with Messrs. Gonyer and D'Onofrio

We have entered into employment agreements with each of Messrs. Gonyer and D’Onofrio. Pursuant to the employment agreements, each executive's base salary is subject to review each year at the sole discretion of the compensation committee. The executives are eligible to earn an annual cash performance bonus under the company’s bonus plan or plans applicable to senior executives. The annual cash performance bonus payable is based on the achievement of individual and/or company performance goals to be determined in good faith by the compensation committee.

Pursuant to each of the employment agreements, if we terminate such officer’s employment without cause (as defined below), such officer resigns for good reason (as defined below) or such officer’s employment is terminated as a result of his or her death or following his or her permanent disability, the executive officer or his or her estate, as applicable, is entitled to the following payments and benefits: (1) fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he or she is entitled; (2) a lump sum cash payment in an amount equal to 12 months of his base salary as in effect immediately prior to the date of termination; (3) a lump sum cash payment in an amount equal to his or her bonus (as defined below) for the year in which the termination of his employment occurs, prorated for the period of his service during such year, provided that the officer shall not be entitled to receive such amount in the event that his termination results from his discharge by us without cause prior to a change in control (as defined below); (4) a lump sum cash payment in an amount equal to the cost of the continuation of health benefits for a period of 12 months following date of termination; (5) a lump sum cash payment in an amount equal to the cost of his life insurance premiums for a period of 12 months following the date of termination; (6) solely in the event of the officer’s termination by us without cause or by the officer for good reason, a lump sum cash payment in an amount equal to $15,000 for outplacement service; and (7) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following termination had such executive officer remained continuously employed by us during such period. In the event an officer’s termination without cause or resignation for good reason occurs within three months prior to the occurrence of a change in control or within 12 months following a change in control, all of his outstanding unvested stock awards will accelerate and become fully vested on the later of (1) the date of termination or (2) the date of such change in control.

Employment Agreement with Dr. Carlson

We have also entered into an employment agreement with Dr. Carlson. Pursuant to the employment agreement, Dr. Carlson agrees to devote 80% of her productive time and efforts to the performance of her duties as Chief Medical Officer. Pursuant to the employment agreement, Dr. Carlson’s base salary is subject to review each year at the sole discretion of the compensation committee. Dr. Carlson is also eligible to earn an annual cash performance bonus under the company’s bonus plan or plans applicable to senior executives. The annual cash performance bonus payable is based on the achievement of individual and/or Company performance goals to be determined in good faith by the compensation committee. The company also pays Dr. Carlson a taxable monthly payment equal to the monthly premium Dr. Carlson pays for healthcare coverage under Medicare, in an amount not to exceed $2,000 per month.

Pursuant to the employment agreement, if we terminate Dr. Carlson’s employment without cause (as defined below) or Dr. Carlson resigns for good reason (as defined below), Dr. Carlson is entitled to the following payments and benefits: (1) fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which she is entitled; (2) a lump sum cash payment in an amount equal to her monthly base salary as in effect immediately prior to the date of termination for a period of nine months; (3) a lump sum cash payment in an amount equal to her bonus for the year in which the termination of her employment occurs, prorated for the period of her service during such year, provided that Dr. Carlson shall not be entitled to receive such amount in the event that her termination results from her discharge by the company without cause prior to a change in control (as defined below); and (4) a taxable monthly payment in an amount equal to her monthly healthcare coverage costs under Medicare as in effect immediately prior to the date of termination, in an amount not to exceed $2,000 per month, for a period of nine months.

In the event Dr. Carlson’s termination without cause or resignation for good reason occurs within three months prior to the occurrence of a change in control or within 12 months following a change in control, all of her outstanding unvested stock awards will accelerate and become fully vested on the later of (1) the date of termination or (2) the date of such change in control.

Dr. Carlson’s employment agreement also contains standard confidentiality, non-competition and non-solicitation covenants.

Defined Terms for Purposes of Employment Agreements

For purposes of the employment agreements with the named executive officers, “cause” generally means an executive officer’s (1) commission of an act of fraud, embezzlement or dishonesty that has a material adverse impact on us or any successor or affiliate of ours; (2) conviction of, or entry into a plea of “guilty” or “no contest” to, a felony; (3) unauthorized use or disclosure of our confidential information or trade secrets or any successor or affiliate of ours that has a material adverse impact on any such entity; (4) gross negligence, insubordination or material violation of any duty of loyalty, or any other material misconduct on the part of the executive officer; (5) ongoing and repeated failure or refusal to perform or neglect of his or her duties as required by his or her employment agreement, which failure, refusal or neglect continues for 15 days following his or her receipt of written notice from our board of directors stating with specificity the nature of such failure, refusal or neglect; or (6) breach of any material provision of his or her employment agreement.

For purposes of the employment agreements with the named executive officers, “good reason” generally means (1) other than for Dr. Carlson, a change in the executive officer’s status, position or responsibilities that, in the executive officer’s reasonable judgment, represents a substantial and material reduction in the status, position or responsibilities as in effect immediately prior thereto; the assignment to the executive officer of any duties or responsibilities that, in the executive officer’s reasonable judgment, are materially inconsistent with such status, position or responsibilities; or any removal of the executive officer from or failure to reappoint or reelect the executive officer to any of such positions, except in connection with the termination of the executive officer’s employment for cause (as defined above), as a result of his or her permanent disability or death, or by the executive officer other than for good reason; (2) with respect to Dr. Carlson, a material diminution in her authority, duties or responsibilities; (3) a material reduction in the executive officer’s annual base salary, except in connection with a general reduction in the compensation of our or any successor’s or affiliate’s personnel with similar status and responsibilities; (4) our or any successor’s or affiliate’s requirement the executive officer (without the executive officer’s consent) be based at any place outside a 50-mile radius of his or her placement of employment as of the effective date of the employment agreement, except for reasonably required travel for our or any successor’s or affiliate’s business that is not materially greater than such travel requirements prior to the effective date of the employment agreement; (5) any material breach by us or any successor or affiliate of obligations to the executive officer under the employment agreement; (6) other than for Dr. Carlson, any purported termination of the executive officer’s employment or service relationship for cause (as defined above) by us or any successor or affiliate that is not in accordance with the definition of cause; or (7) other than for Dr. Carlson, a change in control (as defined below).

For purposes of the employment agreements with the named executive officers, “bonus” generally means an amount equal to the greater of (1) the executive officer’s target bonus for the fiscal year in which the date of termination occurs; or (2) the bonus awarded to the executive officer for the fiscal year prior to the date of termination (which bonus shall be annualized to the extent the executive officer was not employed for the entire fiscal year prior to the date of termination). If any portion of the bonus awarded to the executive officer consisted of securities or other property, the fair market value thereof shall be determined in good faith by our board of directors.

For purposes of the employment agreements with the named executive officers, a “change in control” generally means:

•

a transaction or series of related transactions whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

•

our consummation (whether we are directly or indirectly involved through one or more intermediaries) of (1) a merger, consolidation, reorganization, or business combination, (2) the sale or other disposition of all or substantially all of our assets or (3) the acquisition of assets or stock of another entity, in each case other than a transaction that results in our voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and after which no person or entity beneficially owns voting securities representing 50% or more of the combined voting power of the acquiring company that is not attributable to voting power held in the company prior to such transaction; or

•	the approval by our stockholders of a liquidation or dissolution of our company.

Executive Compensation Components

Independent Compensation Consultant and Comparable Company Compensation Information

During 2019, our compensation committee retained Anderson Pay Advisors LLC (“APA”) as its independent compensation consultant.  APA assisted the compensation committee in confirming a peer group of companies to be used in the compensation setting process.  After review and consultation with APA, the compensation committee determined that APA is independent and there was no conflict of interest resulting from retaining APA during fiscal year 2019. In reaching these conclusions, the compensation committee considered the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards.

For purposes of determining 2020 executive compensation, a peer group of 23 life sciences companies in similar phases of development as us with the following characteristics was selected based on the following parameters and not on the basis of executive compensation levels:

•	Market capitalization less than $300 million.
•	Employee size less than 400 employees.
•	Peer group companies were located nationally.

The 2019 peer group consisted of the following companies:

AcelRx Pharmaceuticals, Inc.	MEI Pharma, Inc.
Agile Therapeutics, Inc.	Northwest Biotherapeutics, Inc.
Aldeyra Therapeutics, Inc.	Onconova Therapeutics, Inc.
Brickell Biotech, Inc. (fka Vical Incorporated)	Paratek Pharmaceuticals
Cassava Science (fka Pain Therapeutics)	PDS Biotechnology Corporation (fka Edge Therapeutics, Inc.)
Celsion Corporation	Rigel Pharmaceuticals, Inc.
Cyclacel Pharmaceuticals, Inc.	Sesen Bio (fka Bevin Bio)
Cymabay Therapeutics, Inc.	Sorrento Therapeutics, Inc.
CyrTx Corporation	Syndax Pharmaceuticals, Inc.
Eiger Biopharmaceuticals, Inc.	Trevena, Inc.
Evofem Biosciences, Inc.	Verastem Inc.
Geron Corporation

While our compensation committee reviewed the foregoing comparable company data in connection with its determinations of the 2020 base salaries, target bonuses and equity awards for our named executive officers, our committee did not attempt to set those compensation levels or awards at a certain target percentile with respect to the comparable company data or otherwise rely entirely on that data to determine named executive officer compensation. Instead, as described above and consistent with past practice, the compensation committee members relied on their judgment and experience in setting those compensation levels and making those awards.

We expect that the compensation committee will continue to review comparable company data in connection with setting the compensation we offer our named executive officers to help ensure that our compensation programs are competitive and fair.

Base Salaries

In general, base salaries for our named executive officers are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience and prior salary. Base salaries of our named executive officers are approved and reviewed annually by our compensation committee and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the board of directors and compensation committee believe that other elements of the named executive officer’s compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is both cost-effective, competitive and contingent on the achievement of performance objectives.

The actual base salaries paid to all of our named executive officers for 2019 are set forth in the “Summary Compensation Table” above.

In February 2019, our compensation committee approved base salary increases for 2019 for Messrs. Gonyer and D’Onofrio and Dr. Carlson to $475,000, $372,000, and $352,000, respectively.  These base salary increases represented adjustments of approximately 5.6%, 4.2% and 4.5%, respectively.

In February 2020, our compensation committee approved base salary increases for 2020 for Messrs. Gonyer and D’Onofrio and Dr. Carlson to $500,000, $387,000 and $367,000, respectively.  These base salary increases represented adjustments of approximately 5.3%, 4.0%, and 4.3%, respectively.

The base salaries of our named executive officers continue to be below the median level of similarly-situated executives for our peer group of companies.

Annual Cash Performance Bonuses

Each named executive officer is also eligible for a performance bonus based upon the achievement of certain corporate performance goals and objectives approved by our compensation committee and board of directors.

Bonuses are set based on a percentage of the executive’s base salary as of the end of the bonus year and are expected to be paid out in the first quarter of the following year. The target levels for 2019 executive bonuses were as follows: 50% for our Chief Executive Officer, 45% for our Executive Vice President and Chief Business Officer, and 40% for our Chief Medical Officer. The executive bonuses are 100% based on the achievement of corporate objectives that are set each year by the board of directors and the compensation committee.  All final bonus payments to our named executive officers are determined by our compensation committee. The actual bonuses awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of corporate objectives and may also vary based on other factors at the discretion of the compensation committee.

For 2019, the corporate performance objectives for our Chief Executive Officer and our Executive Vice President and Chief Business Officer were related to clinical and regulatory development, commercial development, and corporate financial objectives. These performance objectives and areas of emphasis were used as a guide by the compensation committee and board of directors in determining overall corporate performance for these executives as they represented those areas in which they were expected to focus their efforts during the year.  Both qualitative and quantitative guidelines were established for purposes of evaluating performance relating to these corporate objectives during 2019.  In coming to its final determination regarding the overall corporate achievement for 2019, our compensation committee noted our clinical and regulatory development objectives related to Gimoti, including (1) approval of the new drug application, or NDA, by FDA; (2) execution of strategic processes for Gimoti post approval by FDA; and (3) maintenance or adequate cash resources to continue operations and support pre-commercial activities. In light of the complete response letter received from FDA in April 2019, the compensation committee also considered our NDA resubmission in December 2019, which FDA accepted for review, and progress toward the commencement of commercial activities.  In addition, the compensation committee considered our cash management efforts which included managing expenditures within budgeted levels. Based on its review of our overall performance relative to our corporate objectives, the compensation committee determined to award a corporate achievement level of 55% for our Chief Executive Officer and Executive Vice President and Chief Business Officer.

For 2019, the corporate performance objectives for our Chief Medical Officer were related to the continued clinical and regulatory development of Gimoti. These performance objectives were used as a guide by the compensation committee and board of directors in determining overall corporate performance for purposes of our Chief Medical Officer's annual bonus as the regulatory development of Gimoti represented the area in which she was expected to focus her efforts during the year.  Both qualitative and quantitative guidelines were established for purposes of evaluating her performance relating to these corporate objectives during 2019. As a result of the clinical development milestones related to Gimoti that were attained, including management of communications with FDA during its review of the Gimoti NDA and following the complete response letter from FDA received in April 2019, as well as the resubmission of the Gimoti NDA, which was accepted for review, the compensation committee determined to award a corporate achievement level of 55% for our Chief Medical Officer.

The overall achievement level was then used to determine each named executive officer’s bonus.  The bonuses paid to our named executive officers for 2019 are set forth in the “Summary Compensation Table” above.

Equity Compensation

The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers and other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants.  Our compensation committee reviews competitive market data prepared by APA in connection with its grant of long-term equity incentive awards to the named executive officers, but such awards are not determined by reference to any specific target level of compensation or benchmarking. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. We have not granted any equity awards other than stock options to date.

To reward and retain our named executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.

The exercise price of each stock option grant is the fair market value of our common stock on the grant date, as determined by our board of directors from time to time. Stock option awards granted to our named executive officers generally vest on a monthly basis over a four-year period.  From time to time, our compensation committee may, however, determine that a different vesting schedule is appropriate.

In February 2019, our named executive officers were granted stock options to purchase shares of our common stock, which stock options vest on a monthly basis over a four-year period commencing January 1, 2019.  Specifically, Messrs. Gonyer and D’Onofrio and Dr. Carlson were granted options to purchase 225,000, 150,000 and 125,000 shares of our common stock, respectively.

On June 17, 2019, we agreed to allow our five current employees to exchange their existing options to purchase shares of our common stock granted on January 28, 2016, February 5, 2016, January 25, 2017, February 7, 2018 and February 6, 2019 for a lesser number of new stock options, as described below. All of the existing stock options that were surrendered by the employees had exercise prices significantly above the recent trading prices of our common stock and the average market price of our common stock over the prior 12 months. Employees received three new options for every four eligible options surrendered. This “exchange ratio” (3-for-4) was applied on a grant-by-grant basis. Each new option issued to the employees has a grant date of June 17, 2019, and a per share exercise price equal to the closing price per share of our common stock on the grant date. The new stock options are subject to a new vesting schedule and will vest monthly over four years commencing June 17, 2019, subject to the holder’s continuous service to us through the applicable vesting date. The new stock options retain the same expiration date as the surrendered stock options to which they relate, and will be treated as non-qualified stock options for U.S. tax purposes. The other terms and conditions of the new options are governed by the terms and conditions of our 2013 Equity Incentive Award Plan and the stock option agreements entered into thereunder. As a result of the stock option exchange, an aggregate of 2,456,999 stock options were exchanged by our employees for 1,842,746 replacement stock options.

The following table shows the number of options surrendered and received by the named executive officers pursuant to the option exchange:

Named Executive Officer	Stock Options Surrendered	Stock Options Received

David A. Gonyer, R.Ph.	890,687	668,015
Matthew J. D'Onofrio	638,187	478,640
Marilyn R. Carlson, D.M.D., M.D.	508,750	381,562

In February 2020, our named executive officers were granted stock options to purchase shares of our common stock.  Specifically, Messrs. Gonyer and D’Onofrio and Dr. Carlson were granted options to purchase 325,000, 200,000 and 200,000 shares of our common stock, respectively.  Of such options, 50% vest on a monthly basis over a four-year period commencing January 1, 2020, and 50% will vest on a monthly basis over a four-year period commencing the date, if any, that FDA approves the NDA of Gimoti.

We have had no program, plan or practice pertaining to the timing of stock option grants to named executive officers coinciding with the release of material non-public information. Stock options granted to our named executive officers may be subject to accelerated vesting in certain circumstance. For additional discussion, please see “Employment Agreements” above and “Termination and Change in Control Benefits” below.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan that allows eligible employees to contribute a portion of their compensation, within limits prescribed by the Internal Revenue Code, on a pre-tax basis through contributions to the plan. Our named executive officers are eligible to participate in the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our named executive officers in accordance with our compensation policies.

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in our health and welfare plans.  We reimburse Dr. Carlson for her health care premiums and pay for the health and welfare benefits for our other named executive officers and our other four employees. We do not provide our named executive officers with any other significant perquisites or other personal benefits.

Employee Stock Purchase Plan

We maintain an employee stock purchase plan, or ESPP, that allows eligible employees to purchase our common stock at a discount, subject to applicable limits as set forth in the ESPP, through payroll deductions of up to 20% of their eligible compensation.  All of our employees participate in the ESPP on the same terms and conditions.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation paid or provided by our company.

Termination and Change in Control Benefits

Our named executive officers may become entitled to certain benefits or enhanced benefits in connection with certain qualifying terminations of employment and/or a change in control of our company. Each of our named executive officers’ employment agreements entitles them to severance in the event of their termination without cause or their resignation for good reason (and, for Mr. Gonyer and Mr. D'Onofrio, upon termination by reason of death or disability).  In addition, each named executive officer is entitled to accelerated vesting of all outstanding equity awards upon his or her termination without cause or their resignation for good reason within three months prior to the occurrence of a change in control or within 12 months following a change in control of our company. In addition, the occurrence of a change in control constitutes “good reason” for Mr. Gonyer's and Mr. D'Onofrio's resignation under their employment agreements. For additional discussion, please see “Employment Agreements” above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information concerning unexercised stock options and unvested stock awards for each of the named executive officers outstanding as of December 31, 2019:

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date

David A. Gonyer, R.Ph.	2/9/2011	72,000	—	0.40	2/8/2021
	6/17/2019	6,626	46,389	0.62	12/1/2023
	6/17/2019	5,625	39,375	0.62	3/5/2025
	6/17/2019	7,968	55,782	0.62	1/27/2026
	6/17/2019	21,093	147,657	0.62	1/25/2027
	6/17/2019	21,093	147,657	0.62	2/7/2028
	6/17/2019	21,093	147,657	0.62	2/5/2029

Matthew J. D’Onofrio	2/9/2011	46,000	—	0.40	2/8/2021
	6/17/2019	6,626	46,389	0.62	12/1/2023
	6/17/2019	4,921	34,454	0.62	3/5/2025
	6/17/2019	6,093	42,657	0.62	1/27/2026
	6/17/2019	14,062	98,438	0.62	1/25/2027
	6/17/2019	14,062	98,438	0.62	2/7/2028
	6/17/2019	14,062	98,438	0.62	2/5/2029

Marilyn R. Carlson D.M.D., M.D.	6/17/2019	7,031	49,219	0.62	12/1/2023
	6/17/2019	3,164	22,148	0.62	3/5/2025
	6/17/2019	4,687	32,813	0.62	1/27/2026
	6/17/2019	9,375	65,625	0.62	1/25/2027
	6/17/2019	11,718	82,032	0.62	2/7/2028
	6/17/2019	11,718	82,032	0.62	2/5/2029
(1)

All of the options have a ten-year term from the original grant date (prior to giving effect to the stock option exchange in June 2019, which did not result in an extension of the original ten-year term of the options).  The options granted on February 9, 2011 are vested in full. The options granted on June 17, 2019 vest monthly over four years commencing June 17, 2019, subject to the option holder's continuous service through each such vesting date.

(2)

The options surrendered pursuant to the stock option exchange completed on June 17, 2019 were exchanged for a new unvested option covering a lesser number of shares determined in accordance with the “exchange ratio” with an exercise price of $0.62 per share. All of the existing stock options that were surrendered by the employees had exercise prices significantly above the recent trading prices of our common stock and the average market price of our common stock over the prior 12 months.  The new options vested monthly over four years, commencing June 17, 2019. Employees received three new options for every four eligible options surrendered, with this exchange ratio applied on a grant-by-grant basis and the resulting number of options rounded down to the nearest whole share. The new stock options retained the same expiration date as the surrendered stock options to which they related, and will be treated as non-qualified stock options for U.S. tax purposes.  The other terms and conditions of the new options will be governed by the terms and conditions of our 2013 Equity Incentive Award Plan and the stock option agreements entered into thereunder.

Equity Compensation Plan Information

The following table summarizes securities available under our equity compensation plans as of December 31, 2019:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	3,114,371	$1.71	1,850,220
Equity compensation plans not approved by security holders	—		—
Total	3,114,371		1,850,220

(1)

Column (c) includes 1,587,155 shares available for issuance under our 2013 Equity Incentive Award Plan and 263,065 shares available for issuance under our 2013 Employee Stock Purchase Plan. For the offering period in effect at December 31, 2019, a total of 25,000 shares were eligible to be purchased under our 2013 Employee Stock Purchase Plan during such offering period. The material features of our 2013 Employee Stock Purchase Plan are described in Note 5 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2019 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.  We also describe below certain other transactions with our directors, executive officers and stockholders. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Investor Rights Agreement

We entered into an investor rights agreement in June 2007 with the holders of our convertible preferred stock, including entities with which certain of our directors are affiliated. This agreement provides for certain rights relating to the registration of their shares of common stock issuable upon conversion of their convertible preferred stock, a right of first refusal to purchase future securities sold by us and certain additional covenants made by us. Except for the best effort registration rights (including the related provisions pursuant to which we have agreed to indemnify the parties to the investor rights agreement), all rights under this agreement terminated upon the completion of our IPO. The registration rights will terminate on September 24, 2020, or for any particular holder with registration rights, at such time when all securities held by that stockholder subject to registration rights may be sold pursuant to Rule 144 under the Securities Act.

Employment Agreements

We have entered into employment agreements with the following executive officers: David A. Gonyer, R.Ph., our President and Chief Executive Officer; Matthew J. D’Onofrio, our Executive Vice President, Chief Business Officer, Secretary and Treasurer and Marilyn R. Carlson, D.M.D., M.D., our Chief Medical Officer. For more information regarding these agreements, see “Executive Compensation and Other Information—Narrative Disclosure to Compensation Table―Employment Agreements” above.

Indemnification Agreements

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Stock Option Grants to Executive Officers and Directors

We have granted stock options to our executive officers and certain of our directors as more fully described in the section “Executive Compensation and Other Information—Narrative Disclosure to Compensation Table—Equity Compensation” above.

Other Transactions with Related Parties

None.

Policies and Procedures for Related Person Transactions

Pursuant to our audit committee charter, our audit committee is responsible for reviewing and approving all transactions with related parties which are required to be reported under applicable SEC regulations, other than compensation-related matters. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead our audit committee intends to review such transactions on a case by case basis.

STOCKHOLDER PROPOSALS

Proposals from stockholders intended to be presented at our annual meeting of stockholders to be held in 2021 must be received by us no later than December 15, 2020, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement and director nominations, to be brought before an annual meeting of stockholders. In general, notice of the proposal or nomination must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one-year anniversary of the date of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2021 annual meeting of stockholders, such a proposal must be received by us no earlier than January 27, 2021 and no later than February 26, 2021. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not less than 90 calendar days before nor more than 120 calendar days in advance of such annual meeting, or if later, ten calendar days following the date on which public announcement of the date of the meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2021 annual meeting may exercise discretionary voting power regarding any such proposal or nomination. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2019 will be mailed to stockholders of record on or about April 14, 2020. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Evoke Pharma, Inc., 420 Stevens Avenue, Suite 370, Solana Beach, California, Attention: Corporate Secretary.

STOCKHOLDERS SHARING THE SAME ADDRESS

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if he or she receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or annual report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to Evoke Pharma, Inc., 420 Stevens Avenue, Suite 370, Solana Beach, California 92075, Attention: Corporate Secretary, or by calling (858) 345-1494. We will promptly send additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials by contacting their broker, bank or other intermediary or sending a written request to Evoke Pharma, Inc. at the address above or by calling (858) 345-1494.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

David A. Gonyer, R.Ph.
President and Chief Executive Officer and Director

Solana Beach, CA

April 14, 2020

Proxy — Evoke Pharma, Inc. Annual Meeting of Stockholders April 26, 2018, 8:30 a.m. (Local Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints David A. Gonyer and Matthew J. D’Onofrio (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Evoke Pharma, Inc., a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the 12670 High Bluff Drive, San Diego, CA 92130, on Thursday, April 26, 2018, at 8:30 a.m. (Local Time) and all adjournments thereof. The purpose of the Annual Meeting is to take action on the following: 1. Election of two directors for a three-year term to expire at the 2021 annual meeting of stockholders Nominees 01 Cam L. Garner; and 02 Scott L. Glenn 2. Ratification of the appointment of BDO USA, LLP as our independent Registered public accountants for the year ending December 31, 2018 3. Approval of the Amendment and Restatement of 2013 Equity Incentive Award Plan 4. To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof. The Board of Directors of the Company recommends a vote FOR the two nominees for director and FOR proposals 2 and 3. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card. To attend the meeting and vote your shares in person, please mark this box.

Proxy — Evoke Pharma, Inc. Annual Meeting of Stockholders April 26, 2018, 8:30 a.m. (Local Time) This Proxy is Solicited on Behalf

Annual Meeting of Evoke Pharma, Inc.to be held on May 27, 2020 for Holders as of March 31, 2020 This proxy is being solicited on behalf of the Board of Directors   VOTE BY:   TELEPHONE   INTERNET   OR Go To www.proxypush.com/EVOK • Cast your vote online. • View Meeting Documents. • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.   MAIL • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR   The undersigned hereby appoints David A. Gonyer and Matthew J. D’Onofrio, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Evoke Pharma, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS ON PROPOSAL 1, FOR PROPOSALS 2 AND 3.   PROXY TABULATOR FOR EVOKE PHARMA, INC. P.O. BOX 8016 CARY, NC 27512-9903   ANNUAL MEETING OF EVOKE PHARMA, INC.   Date: May 27, 2020 Time: 8:30 A.M. (Local Time) Place: 420 Stevens Avenue, Suite 370, Solana Beach, California 92075   Please make your marks like this: Use dark black pencil or pen only The Board of Directors of the Company recommends a vote FOR the two nominees for director, FOR proposals 2 and 3. Call 1: Election of two directors for a three-year term to expire at the 2023 annual meeting of stockholders   For Directors Recommend  Withhold 01 Kenneth J. Widder, M.D. 02 David A. Gonyer, R.Ph. For For For Against Abstain 2: Ratification of the appointment of BDO USA, LLP as our independent Registered public accountants for the year ending December 31, 2020. For For  3: To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. 4: To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.   Authorized Signatures - This section must becompleted for your Instructions to be executed.   Please Sign Here Please Date Above  Please Sign Here Please Date Above   Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.Please separate carefully at the perforation and return just this portion in the envelope provided.

Proxy — Evoke Pharma, Inc. Annual Meeting of Stockholders May 27, 2020, 8:30 a.m. (Local Time) This Proxy is Solicited on Behalf of the Board of Directors  The undersigned appoints David A. Gonyer and Matthew J. D’Onofrio (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Evoke Pharma, Inc., a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 420 Stevens Avenue, Suite 370, Solana Beach, California 92075, on May 27, 2020, at 8:30 a.m. (Local Time) and all adjournments thereof.  The purpose of the Annual Meeting is to take action on the following:  1. Election of two directors for a three-year term to expire at the 2023 annual meeting of stockholders  Nominees 01 Kenneth J. Widder, M.D.  02 David A. Gonyer, R.Ph.  2. Ratification of the appointment of BDO USA, LLP as our independent Registered public accountants for the year ending December 31, 2020.  3. To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.  4. To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.  The Board of Directors of the Company recommends a vote FOR the two nominees for director, FOR proposals 2 and 3.  This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.  You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card. To attend the meeting and vote your shares in person, please mark this box. Please separate carefully at the perforation and return just this portion in the envelope provided.